Exhibit 23.4
CONSENT OF NOMINEE FOR DIRECTOR
     The undersigned nominee for director hereby consents to the disclosure under the caption “Management of the Company” in the Registration Statement on Form S-11 (the “Registration Statement”) of CM REIT, Inc., a Maryland corporation (the “Company”), that the undersigned has been nominated to serve as a director of the Company, effective upon the effective date of the Registration Statement.
Dated May 20, 2009

/s/ Anthony D. Cinquini
Anthony D. Cinquini